Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

THE COMPANIES LAW (Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

(adopted by Special Resolution passed on October 21, 2017)

1.                                      The name of the Company is LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司).

2.                                      The Registered Office of the Company shall be at the Offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1 -1209, Cayman Islands or at such other place as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and shall include the following:

(a)                                 To act and to perform all the functions of a holding company in all of its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company.

(b)                                 (i)                                     To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)                                  To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)                                  To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including but without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the

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issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)                                 To purchase or otherwise acquire, sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(e)                                  To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)                                   To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)                                  To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.                                      Except as prohibited or limited by the Companies Law (Revised), as amended, supplemented, reissued or restated from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time

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to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently, profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.                                      The authorized share capital of the Company is US$50,000.00 divided into 301,551,645 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 7,350,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each, 191,098,355 Preferred Shares of a nominal or par value of US$0.0001 each, 38,602,941 of which are designated as convertible and redeemable Series A-1 Preferred Shares (“Series A-1 Preferred Shares”), 39,390,757 of which are designated as convertible and redeemable Series A-2 Preferred Shares (“Series A-2 Preferred Shares”), 4,119,294 of which are designated as convertible and redeemable Series B-1 Preferred Shares (“Series B-1 Preferred Shares”), 69,152,661 of which are designated as convertible and redeemable Series B-2 Preferred Shares (“Series B-2 Preferred Shares”), 33,857,797 of which are designated as convertible and redeemable Series C-1 Preferred Shares (“Series C-1 Preferred Shares”), and 5,974,905 of which are designated as convertible and redeemable Series C-2 Preferred Shares (“Series C-2 Preferred Shares”), each with power for the Company insofar as is permitted by applicable law and the Articles of Association, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the

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Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

(adopted by Special Resolution passed on October 21, 2017)

Title	Article No.
General Matters	1 – 3
Certificates of Shares	4 – 5
Issue of Shares	6 – 7
Transfer of Shares	8 – 10
Restrictions on Transfers of Ordinary Shares	10A
Drag Along	10B
Redeemable Shares	11
Variation of Rights of Shares	12 – 13
Commission on Sale of Shares	14
Conversion of Shares	15
Adjustments to Conversion Price	16
Notices of Record Date	17
Redemption	18
Protective Provisions	19
Non-Recognition of Trusts	20
Lien on Shares	21 – 24
Call on Shares	25 – 29
Forfeiture of Shares	30 – 33
Registration of Empowering Instruments	34
Transmission of Shares	35 – 37
Amendment of Memorandum of Association, Alteration of Capital & Change of Location of Registered Office	38
Closing Register of Members or Fixing Record Date	39 – 41
General Meeting	42 – 43
Notice of General Meetings	44 – 45
Proceedings at General Meetings	46 – 54
Votes of Members	55 – 60
Proxies	61 – 67
Directors	68 – 76
Alternate Directors	77

Title	Article No.
Powers and Duties of Directors	78 – 82
Management	83
Managing Directors	84 – 85
Proceedings of Directors	86 – 95
Vacation of Office of Director	96
Appointment and Removal of Directors	97 – 98
Presumption of Assent	99
Seal	100
Officers	101
Dividends, Distributions and Reserve	102 – 109
Capitalization	110
Books of Account	111 – 113
Audit	114 – 120
Notices	121 – 125
Winding Up	126
Liquidation Preference	127
Indemnity	128
Financial Year	129
Amendments of Articles	130
Transfer by Way of Continuation	131
No Public Document	132
Preemptive Rights	133 – 135
Corporate Opportunity	136

GENERAL MATTERS

1.                                      In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith,

“Affiliate”

shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of a Preferred Shareholder, without limiting the generality of the foregoing, shall include any Person who holds Shares as a nominee for such Preferred Shareholder, and (c) in respect of a Preferred Shareholder, shall also include (i) any shareholder of such Preferred Shareholder, (ii) any entity or individual which has a direct or indirect interest in such Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Preferred Shareholder, its shareholder, the general partner or the fund manager of such Preferred Shareholder or its shareholder, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Preferred Shareholder shall be deemed to be an Affiliate of any Group Company.

“Applicable Conversion Price”	shall have the meaning ascribed to it in Article 15.

“Apoletto”	shall mean collectively, Apoletto Asia Ltd. and its successors, assigns and transferees.

“Apoletto Observer”	shall have the meaning ascribed to it in Article 68.

“Articles”	shall mean these Articles as originally framed or as from time to time altered by a Special Resolution and in accordance with Article 19.

“Auditors”	shall mean the persons for the time being performing the duties of auditors of the Company.

“BAI”	shall mean BAI GmbH, and its successors, assigns and transferees.

“BAI Observer”	shall have the meaning ascribed to it in Article 68.

“Beijing Domestic Company”

shall mean Beijing Lejiaxin Network Technology Co., Ltd. (北京乐嘉信网络科技有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91110105080484040M.

“Board of Directors”	shall mean the board of directors of the Company.

“Business Day” or “business day”

shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Singapore, the United States of America, the Hong Kong Special Administrative Region or the PRC.

“CEO”	shall mean the chief executive officer of the Company.

“Class A Ordinary Shares”	shall mean the Company’s ordinary shares other than Class B Ordinary Shares, par value US$0.0001 per share.

“Class B Ordinary Shares”	shall mean the class B ordinary shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Company”	shall mean Lexinfintech Holdings Ltd. (乐信控股有限公司).

“Control”

with respect to any third-party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any Person (a) when such Person holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“debenture”	shall mean debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	shall have the meaning ascribed to it in Article 127(d).

“Directors”	shall mean the members of the Board of Directors of the Company for the time being.

“Drag-Along Sale”	shall have the meaning ascribed to it in Article 10B (a).

“Founder”	shall mean Wenjie Xiao (肖文杰), with PRC Identity Card Number of 362423198309013034.

“Founder Hold Co”

shall mean Installment Payment Investment Inc., a British Virgin Islands exempted company, whose registered address is at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

“Government Authority”

shall mean any nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies”

shall mean the Company, HK Company, the WFOE, the Shenzhen Domestic Companies, the Beijing Domestic Company, the PRC Subsidiaries and their respective Subsidiaries from time to time, and each a Group Company.

“HK Company”	shall mean Installment (HK) Investment Limited with its registered address at Room C, 21/F, CMA Building, No.64 Connaught Road, Central, Hong Kong.

“Huasheng”	shall mean collectively, Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) （上海华晟领飞股权投资合伙企业（有限合伙）） and its successors, assigns and transferees.

“Huasheng Observer”	shall have the meaning ascribed to it in Article 68.

“Huaxing”	shall mean Huaxing Capital Partners, L.P.

“Huaxing Observer”	shall have the meaning ascribed to it in Article 68.

“IAS”	shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“JD”	shall mean JD.com Asia Pacific Investment Limited.

“JD Observer”	shall have the meaning ascribed to it in Article 68.

“Junior Shares”	shall mean all classes and series of shares that are junior in rights and preferences to the Series A Preferred Shares, including the Ordinary Shares.

“K2”	shall mean K2 Evergreen Partners Limited, K2 Partners II Limited and its successors, permitted assignees and transferees.

“K2 Director”	shall have the meaning ascribed to it in Article 68.

“K2 Observer”	shall have the meaning ascribed to it in Article 68.

“law”

shall mean all national, state, provincial, local, municipal, and other laws, statutes, constitutions, ordinances, codes, edicts, decrees, injunctions, stipulations, judgments, orders, rulings, rules, regulations, assessments, writs, and requirements, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Majority Class A Ordinary Shareholders”	shall mean the holders representing more than fifty percent (50%) of the Class A Ordinary Shares then outstanding, voting as a single class.

“Majority Series A-1 Preferred Shareholders”

shall mean the holders representing more than fifty percent (50%) of, the Series A-1 Preferred Shares and the Class B Ordinary Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series A-2 Preferred Shareholders”	shall mean the holders representing more than fifty percent (50%) of, the Series A-2 Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series B Preferred Shareholders”	shall mean the holders representing more than fifty percent (50%) of, the Series B Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series C Preferred Shareholders”	shall mean the holders representing at least fifty percent (50%) of, the Series C Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Matrix”	shall mean Matrix Partners China III Hong Kong Limited and its transferees, permitted assignees and successors.

“Matrix Director”	shall have the meaning ascribed to it in Article 68.

“Matrix Observer”	shall have the meaning ascribed to it in Article 68.

“Member”	shall mean a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association” or “M&A”	shall mean the Fifth Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time in accordance with Article 19.

“month”	shall mean calendar month.

“ordinary resolution”

shall mean a Members resolution passed either (i) as a written resolution signed by all Members, or (ii) at a meeting by Members holding not less than fifty percent (50%) of all the outstanding shares of the Company, each calculated on a fully converted basis, including, if required pursuant to Article 19, holders of at least a majority of the then outstanding Series A-1 Preferred Shares, fifty percent (50%) of the then outstanding Series A-2 Preferred Shares, fifty percent (50%) of the then outstanding Series B Preferred Shares and more than fifty percent (50%) of the then outstanding Series C Preferred Shares (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given).

“Ordinary Shares”	shall mean the ordinary shares in the capital of the Company, par value of US$0.0001 per share which includes Class A Ordinary Shares and Class B Ordinary Shares.

“Original Issue Price”

shall mean the Original Series A-1 Issue Price, Original Series A-2 Issue Price, the Original Series B-1 Issue Price, the Original Series B-2 Issue Price the Original Series C-1 Issue Price and/or the Original Series C-2 Issue Price, as the case may be.

“Original Series A-1 Issue Price”	shall mean the per share price of US$0.0222 at which the Series A-1 Shareholders have agreed to purchase, and the Company has agreed to sell and issue, the Series A-1 Preferred Shares.

“Original Series A-2 Issue Price”	shall mean the per share price of US$0.1371 at which the Series A-2 Shareholders have agreed to purchase, and the Company has agreed to sell and issue, the Series A-2 Preferred Shares.

“Original Series B-1 Issue Price”	shall mean the per share price of US$0.9710 at which the Series B-1 Shareholders have agreed to purchase, and the Company has agreed to sell and issue, the Series B-1 Preferred Shares.

“Original Series B-2 Issue Price”	shall mean the per share price of US$1.1424 at which the Series B-2 Shareholders have agreed to purchase, and the Company has agreed to sell and issue, the Series B-2 Preferred Shares.

“Original Series C-1 Issue Price”

shall be deemed as RMB 16.4357 per share for Huasheng, and equivalent US dollars of RMB 16.4357 exchanged and calculated based on the central parity rate as published by the People’s Bank of China on the Closing Date as defined in the Series C-1 Preferred Share Purchase Agreement per share for Taikang.

“Original Series C-2 Issue Price”	shall be deemed as US$2.5105 per share.

“paid-up”	shall mean paid-up and/or credited as paid-up.

“Person”	shall mean an individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”	shall mean the People’s Republic of China, for the purpose of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies”	shall mean the WFOE, Shenzhen Domestic Companies, Beijing Domestic Company, the PRC Subsidiaries and their respective Subsidiaries from time to time.

“PRC Subsidiaries”

shall mean Shanghai Lexiao Network Technology Co., Ltd. (上海乐逍网络科技有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91310115MA1H76Q47H; Shenzhen Tiqianle Network Technology Co., Ltd. (深圳市提钱乐网络科技有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91440300359884543U; and Shenzhen Qianhai Juzi Information Technology Co., Ltd. (深圳前海桔子信息技术有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91440300398462589C.

“Preferred Shareholders”	shall mean, collectively, the Series A Preferred Shareholders, the Series B Preferred Shareholders, and the Series C Preferred Shareholders. A “Preferred Shareholder” means any of them.

“Preferred Shares”	shall mean the Series A Preferred Shares and/or the Series B Preferred Shares and/or the Series C Preferred Shares.

“Preferred Shareholder Director”	shall have the meaning ascribed to it in Article 68.

“Preferred Shareholder Observer”	shall have the meaning ascribed to it in Article 68.

“Qualified IPO”

shall mean a firm underwritten public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) on The Stock Exchange of Hong Kong Limited, the New York Stock Exchange or NASDAQ that has been registered under the applicable securities laws with gross proceeds to the Company of at least US$180 million and an equity valuation of the Company immediately prior to such public offering of US$3,000,000,000 or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system, provided such public offering is equivalent to the aforementioned in terms of equity valuation per share, gross proceeds and regulatory approval, and is approved in accordance with Article 19.

“Redemption Date”	shall mean the date on which the Preferred Shares and Class B Ordinary Shares shall be redeemed as stipulated in Article 18(a).

“Redemption Notice”	shall have the meaning ascribed to it in Article 18(a).

“Redemption Price”	shall mean the Series A and B Redemption Price and/or the Series C Redemption Price, as the case may be.

“Redemption Start Date”

with respect to any holder of Class B Ordinary Shares and/or Series A-1 Preferred Shares and/or Series A-2 Preferred Shares and/or Series B-1 Preferred Shares and/or Series B-2 Preferred Shares, shall mean March 13, 2021; with respect to any holder of Series C Preferred Shares, shall mean May 25, 2020.

“registered office”	shall mean the registered office for the time being of the Company.

“Registrable Securities”	shall have the meaning ascribed to it in the Shareholders Agreement.

“Requesting Holder”	shall have the meaning ascribed to it in Article 18.

“Seal”	shall mean the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	shall mean the United States Securities Act of 1933, as amended.

“Series A and B Redemption Price”	Shall mean the series A and B redemption price as stipulated in Article 18(a).

“Series A Preferred Shareholders”	shall mean the Members who hold any Series A Preferred Shares. A “Series A Preferred Shareholder” means any of them.

“Series A Preferred Share Purchase Agreement”	shall mean the Series A Preferred Share Purchase Agreement dated July 18, 2014.

“Series A Preferred Shares”	shall mean, collectively the Series A-1 Preferred Shares and Series A-2 Preferred Shares.

“Series A-1 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series A-1 Preferred Shares and Class B Ordinary Shares as stipulated in Article 15.

“Series A-1 Original Issue Date”	shall mean the date of the first sale and issuance of the Series A-1 Preferred Shares.

“Series A-1 Preferred Shares”	shall mean the series A-1 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series A-1 Preferred Shares Liquidation Preference”	shall have the meaning ascribed to it in Article 127(d).

“Series A-2 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series A-2 Preferred Shares as stipulated in Article 15.

“Series A-2 Original Issue Date”	shall mean the date of the first sale and issuance of the Series A-2 Preferred Shares.

“Series A-2 Preferred Shares”	shall mean the series A-2 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series A-2 Preferred Shares Liquidation Preference”	shall have the meaning ascribed to it in Article 127(c).

“Series B-1 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series B-1 Preferred Shares as stipulated in Article 15.

“Series B-2 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series B-2 Preferred Shares as stipulated in Article 15.

“Series B-1 Original Issue Date”	shall mean the date of the first sale and issuance of the Series B-1 Preferred Shares.

“Series B-2 Original Issue Date”	shall mean the respective date of the first sale and issuance of the Series B-2 Preferred Shares to each Series B Investor.

“Series B Preferred Share Purchase Agreement”	shall mean the Series B Preferred Share Purchase Agreement dated November 4, 2014.

“Series B-2 Preferred Share Purchase Agreement”	shall mean the Series B-2 Preferred Share Purchase Agreement dated March 13, 2015.

“Series B-1 Preferred Shareholders”	shall mean the Members who hold any Series B-1 Preferred Shares. A “Series B-1 Preferred Shareholder” means any of them.

“Series B-2 Preferred Shareholders”	shall mean the Members who hold any Series B-2 Preferred Shares. A “Series B-2 Preferred Shareholder” means any of them.

“Series B-1 Preferred Shares”	shall mean the series B-1 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series B-2 Preferred Shares”	shall mean the series B-2 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series B Preferred Shares Liquidation Preference”	shall have the meaning ascribed to it in Article 127(b).

“Series C-1 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series C-1 Preferred Shares as stipulated in Article 15.

“Series C-1 Original Issue Date”	shall mean the respective date of the first sale and issuance of the Series C-1 Preferred Shares.

“Series C-1 Preferred Share Purchase Agreements”

shall mean the Series C-1 Preferred Share Purchase Agreement by and among Taikang, the Company and other parties named thereto dated October 21, 2017, and the Series C-1 Preferred Share Purchase Agreement by and among Huasheng, the Company and other parties named thereto dated June 7, 2017.

“Series C-1 Preferred Shareholders”	shall mean the Members who hold any Series C-1 Preferred Shares. A “Series C-1 Preferred Shareholder” means any of them.

“Series C-1 Preferred Shares”	shall mean the series C-1 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series C-2 Conversion Price”	shall mean the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series C-2 Preferred Shares as stipulated in Article 15.

“Series C-2 Original Issue Date”	shall mean the respective date of the first sale and issuance of the Series C-2 Preferred Shares.

“Series C-2 Preferred Share Purchase Agreement”	shall mean the Series C-2 Preferred Share Purchase Agreement dated October 21, 2017.

“Series C-2 Preferred Shareholders”	shall mean the Members who hold any Series C-2 Preferred Shares. A “Series C-2 Preferred Shareholder” means any of them.

“Series C-2 Preferred Shares”	shall mean the series C-2 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series C Original Issue Date”	with respect to Series C-1 Preferred Shares, shall mean the Series C-1 Original Issue Date; with respect to Series C-2 Preferred Shares, shall mean the Series C-2 Original Issue Date.

“Series C Preferred Shareholders”	shall mean the Series C-1 Preferred Shareholders and the Series C-2 Preferred Shareholders.

“Series C Preferred Shares”	shall mean the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

“Series C Preferred Shares Liquidation Preference”	shall have the meaning ascribed to it in Article 127(a).

“Series C Redemption Price”	shall mean the series C redemption price as stipulated in Article 18(a).

“Shares”	shall mean all the Preferred Shares and Ordinary Shares now owned or subsequently acquired by any Member.

“Shareholders Agreement”	shall mean the Shareholders Agreement by and among the Preferred Shareholders, the Company, the HK Company, the PRC Companies, the Founder Hold Co, VAL and the Founder dated October 21, 2017.

“Share Premium Account”

shall mean the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Shenzhen Domestic Companies”

shall mean Shenzhen Fenqile; Shenzhen Xinjie Investment Co., Ltd. (深圳市信杰投资有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91440300359619977T; and Shenzhen Qianhai Dingsheng Asset Management Co., Ltd. (深圳市前海鼎盛资产管理有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91440300359876420H.

“Shenzhen Fenqile”

shall mean Shenzhen Fenqile Network Technology Co., Ltd. (深圳市分期乐网络科技有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 914403000758305191.

“Special Resolution”

shall mean a Members resolution expressed to be a special resolution and passed either (i) as a written resolution signed by all Members, or (ii) at a meeting by Members holding not less than seventy-five percent (75%) of all the outstanding shares of the Company, calculated on a fully converted basis (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	shall mean the Companies Law (Revised) of the Cayman Islands, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”

shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the PRC Companies”

“Taikang”	shall mean collectively, MAGIC PEAK INVESTMENTS LIMITED 妙嶺投資有限公司 and its successors, assigns and transferees.

“Taikang Director”	shall have the meaning ascribed to it in Article 68.

“Taikang Observer”	shall have the meaning ascribed to it in Article 68.

“TIG”	shall mean Taikang Life Insurance Co., Ltd. (泰康人寿保险有限责任公司).

“Trade Sale”

shall mean a bona fide third party offer for the sale of all or more than fifty percent (50%) of the equity or assets of the Company, whether through a single transaction or a series of transactions, for an amount which represents an equity valuation of the Company immediately prior to such sale of at least US$3,000,000,000.

“WFOE”	shall mean the Beijing Shijitong Technology Co., Ltd. (北京世纪通科技有限公司), a limited liability company organized and existing under the laws of PRC whose Unified Social Credit Code is 91110108397827646N.

“U.S. GAAP”	shall mean the accounting principles generally accepted in the United States.

“VAL”	shall mean Various Ample Limited, a British Virgin Islands exempted company, with the registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“written” and “in writing”	include all modes of representing or reproducing words in permanent legible visible form.

Words importing the singular number include the plural number and vice-versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES FOR SHARES

4.                                      Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal.  All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled.  The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.                                      Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.                                      Subject to the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.  The Company shall not issue shares in bearer form.

7.                                      The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.                                      The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.                                      The Directors may in their absolute discretion decline to register any transfer of Shares with reasonable cause.  The Directors shall register any transfer of Shares except where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms.  If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor.  Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

10.                               The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

RESTRICTIONS ON TRANSFERS OF ORDINARY SHARES

10A.                      (1)           Right Holders’ Rights of First Refusal.

(a)                                 Restriction on Transfers. Unless otherwise agreed in writing among the Members, the Founder or a Member who holds, directly or indirectly, Class A Ordinary Shares (other than any Class A Ordinary Shares issued upon conversion of any Preferred Shares and Class B Ordinary Shares) may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Class A Ordinary Shares to any Person, whether directly or indirectly, except in compliance with this Article 10A.

(b)                                 Notice of Sale.  If the Founder or a Member who holds, directly or indirectly, Class A Ordinary Shares (other than any Class A Ordinary Shares issued upon conversion of any Preferred Shares and Class B Ordinary Shares) (the “Selling Shareholder”) proposes to sell or transfer any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and to each of the holders of Preferred Shares and VAL (each, a “Right Holder”), which Transfer Notice shall include the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice.  The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(c)                                  Notice of Purchase.  Each Right Holder shall be entitled to purchase all or any part of such Right Holder’s Pro Rata Share (as defined below) of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased.  If a Right Holder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Right Holder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice.  A failure by a Right Holder to respond within such prescribed period shall constitute a decision by such Right Holder not to exercise its right to purchase such Transfer Shares.  For purposes of this clause (c), each

Right Holder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Class A Ordinary Shares  (on an as-converted basis) held by such Right Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Class A Ordinary Shares  (on an as-converted basis) held on the date of the Transfer Notice by each Right Holder which exercises its right of first refusal under this clause (c) on the date of the Transfer Notice.

(d)                                 Second Transfer Notice; Over-Allotment. To the extent that any Right Holder does not exercise its right of first refusal to the full extent to purchase such Right Holder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within two (2) days after the expiration of the First Refusal Period, to each Right Holder that elected to the full extent to purchase such Right Holder’s pro rata share of the Transfer Shares (the “Exercising Holder”).  Each Exercising Holder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase.  Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice.  If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the overpurchasing Exercising Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; and (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Class A Ordinary Shares (on an as converted basis) held by each overpurchasing Exercising Holder and the denominator of which is the total number of Class A Ordinary Shares (on an as converted basis) held by all the overpurchasing Exercising Holders.  Each overpurchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) and the Selling Shareholder shall so notify such Exercising Holders within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e)                                  Non-Exercise.  Subject to the provisions of Article 10A(2), in the event the Right Holders fail to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have ninety (90) Business Days after delivery of the Transfer Notice to each Right Holder to sell such Transfer Shares at a price upon terms and conditions no more favorable to the transferee than specified in the original Transfer Notice.  In the event that the Selling Shareholder has not sold the Transfer Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Right Holders in the manner provided in Article 10A.

(f)                                   Closing.  If any Right Holder elects to purchase the Transfer Shares, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds, against delivery of such Transfer Shares and a transfer form signed by such Selling Shareholder, at a place and time agreed by the Selling Shareholder and the Right Holders that have elected to purchase a majority of the Transfer Shares, provided that the scheduled time for closing shall not be later than fifteen (15) Business Days following the expiration of the last period during which any Right Holder may elect to purchase any Transfer Shares (including the Transfer Shares offered under the Second Refusal Period), which may be extended for an additional sixty (60) Business Days in the event any regulatory or governmental approval is required to effect such transaction.

(2)                                 Right Holders’ Co-sale Right.  To the extent any Right Holders does not exercise its respective rights of first refusal as to any Transfer Shares pursuant to Article 10A(1), such Right Holder shall have the right to participate in the sale of any Transfer Shares subject to the following terms and conditions:

(a)                                 Definition.  A Right Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Class A Ordinary Shares on as converted basis which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Class A Ordinary Shares (on an as converted basis) then held by such Right Holder exercising co-sale rights pursuant to this Article 10A(2), divided by (ii) the total number of Class A Ordinary Shares held by the Selling Shareholder plus the total number of Class A Ordinary Shares then held by all Right Holders exercising co-sale rights pursuant to this Article 10A(2), on an as converted basis.  As used in this definition as well as this Article 10A(2), the phrase “on an as converted basis” shall mean assuming conversion of all Preferred Shares and Class B Ordinary Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other Convertible Securities.

(b)                                 Procedures.  Any Right Holder who does not exercise its respective rights of first refusal shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the date of the Transfer Notice (the “First Co-Sale Period”), to participate in the sale of any Transfer Shares to the extent of such Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice.  A failure by any Right Holder to respond within such prescribed period shall constitute a decision by such Right Holder not to exercise its right of co-sale as provided herein.  To the extent that any Right Holder does not exercise its right of co-sale to the full extent to sell such Right Holder’s Pro Rata Co-Sale Share, the Selling

Shareholder shall deliver written notice thereof (the “Second Co-Sale Notice”), within two (2) days after the expiration of the First Co-Sale Period, to each Right Holder that elected to the full extent to sell such Right Holder’s Pro Rata Co-Sale Share (the “Co-Sale Holder”).  Each Co-Sale Holder shall have ten (10) Business Days from the date of the Second Co-Sale Notice (the “Second Co-Sale Period”) to notify the Selling Shareholder of its desire to participate in the sale for more than its Pro Rata Co-Sale Share, stating the number of the additional shares it proposes to co-sell.  Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice.  If as a result thereof, such over-allotment exceeds the total number of the remaining shares available for co-sale (for the avoidance of any doubt, the total number of the remaining shares available for co-sale shall mean the remaining Pro Rata Co-Sale Share of all the Investors after the First Co-Sale Period), the over-allotment Co-Sale Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining shares equal to the lesser of (a) the number of the additional shares it proposes to co-sell; and (b) the product obtained by multiplying (i) the number of the remaining shares available for co-sale by (ii) a fraction the numerator of which is the number of Class A Ordinary Shares (on an as converted basis) held by each over-allotment Co-Sale Holder and the denominator of which is the total number of Class A Ordinary Shares held by the Selling Shareholder plus the total number of Class A Ordinary Shares (on an as converted basis) held by all the over-allotment Co-Sale Holders, on an as converted basis.  To the extent one (1) or more of the Right Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.

(c)                                  Each Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Right Holder and a transfer form signed by such Right Holder, which indicates:

(i)                                     the number of Ordinary Shares which such Right Holder elects to sell;

(ii)                                  that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Right Holder elects to sell; or

(iii)                               any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(d)                                 Procedure at Closing.  The share certificate or certificates that such Right Holder delivers to the Selling Shareholder pursuant to Article 10A(2) shall be transferred to the prospective purchaser and the Register of Members updated in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Right Holder that portion of the sale proceeds to which such Right Holder is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Right Holder.  In selling their Shares pursuant to their co-sale right hereunder, the Right Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

(e)                                  Non-Exercise.  Subject to Article 10A(1), to the extent the Right Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery of the Transfer Notice to each Right Holder, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Right Holders.  Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Article 10A.

(3)           Prohibited Transfer.

(a)                                 Prohibited Transfer.  In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of Articles 10A(1) or 10A(2) (a “Prohibited Transfer”), the Right Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option PROVIDED THAT the restriction on share transfers provided in Section 10.1 of the Shareholders Agreement and the right of first refusal and co-sale right under Articles 10A(1) or 10A(2) shall not apply to any sale or transfer of Shares to the Company pursuant to any repurchase right of the Company or any contractual put right of the holders of Ordinary Shares, if and only if applicable.

(b)                                 Put Right.  Without prejudice to any other rights and remedies available to any Right Holder, in the event of a Prohibited Transfer, each Right Holder shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares equal to the number of Shares such Right Holder would have been entitled to transfer to the purchaser under Article 10A(2) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(i)                                     The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer.  The Selling Shareholder shall also reimburse each Right Holder for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Right Holder’s rights under this Article 10A.

(ii)                                  Each Right Holder shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Right Holder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Right Holder.

(iii)                               The Selling Shareholder shall, promptly upon receipt of the notice described in Article 10A(b)(ii) above from the Right Holder(s) exercising the option created hereby, pay to the each such Right Holder the aggregate purchase price for the Shares to be sold by such Right Holder, and the amount of reimbursable fees and expenses, as specified in Article 10A(b)(i), in cash or by other means acceptable to the Right Holder.

(iii)                               Upon receipt of full payment of the amount due from the Selling Shareholder, the Right Holder shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Right Holder transferring such shares.

(iv)                              Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Article 10A hereof shall be void, and the Company shall not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of Majority Series A-1 Preferred Shareholders, Majority Series A-2 Preferred Shareholders, Majority Series B Preferred Shareholders (which shall include Apoletto), and Majority Series C Preferred Shareholders.

10B.                      Drag-Along.

(a)                                 If at any time after March 13, 2017, there shall be:

(i)                                     an offer by a Person that is not an Affiliate of any Member to purchase all or substantially all the Shares or voting rights in the Company;

(ii)                                  a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity but the Shares or voting rights of the Company outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; or

(iii)                               a sale or transfer of all or substantially all the Company’s properties and assets to any other person,

in each case, which is a transaction at arm’s length for an equity valuation of the Company immediately prior to such transaction of not less than US$3,000,000,000 if the Majority Class A Ordinary Shareholders, Majority Series A-1 Preferred Shareholders, Majority Series A-2 Preferred Shareholders, Majority Series B Preferred Shareholders (which shall include Apoletto), and Majority Series C Preferred Shareholders (collectively, the “Drag Holders”) approve such transaction, at the request of the Drag Holders, then each remaining Member (each, a “Dragged Holder”) shall sell, transfer, convey or assign its Shares (such sale, transfer, conveyance or assignment pursuant to this Article 10B, a “Drag-Along Sale”) pursuant to, and so as to give effect to, such offer to purchase, merger or consolidation, sale or transfer, as the case may be.  If any Dragged Holder does not elect to vote, or give its written consent to the Drag-Along Sale, such Dragged Holder shall be obligated to purchase all the shares held by the Drag Holders and other Dragged Holders who has consented to participate in the Drag-Along Sale at the price upon terms offered for the Drag-Along Sale.  In such event, the Dragged Holders who do not wish to sell their shares shall make a matching offer to purchase from all other relevant shareholders the shares proposed to be sold by any other such shareholders on no less favorable terms than the bona fide offer within thirty (30) Business days of the request for a Drag-Along Notice issued by the Drag Holders.  For the avoidance of doubt, in all cases any exercise of rights pursuant to this Article 10B shall constitute a Deemed Liquidation Event.  If any Dragged Holder has unilateral veto right to veto against the Drag-Along Sale, it is entitled to exercise its veto right to disapprove the Drag-Along Sale.  However, if such Dragged Holder selects not to exercise such veto right, it shall act in accordance with this Article 10B.

If the consideration offered is payable in securities or property other than cash (or evidence of cash indebtedness), the Board of Directors shall in good faith determine the fair market value of any such securities or property in cash, provided that any holder of Preferred Shares shall have the right to challenge any determination by the Board of Directors of fair market value made pursuant hereto, in which case the determination of fair market value shall be made by a valuer selected jointly by the Board of Directors and the challenging parties.  The valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive.  Up to US$100,000 of the costs of appointing the valuer shall be borne solely by the challenging holder(s) of Preferred Shares, and any amount of such costs in excess of US$100,000 shall be borne equally by the challenging holder(s) of Preferred Shares and the Company. The valuer shall act as expert and not as an arbitrator.  If the acquiring party is a privately-held entity and the holders of Preferred Shares and/or VAL receive in whole or in part non-publicly traded securities of such acquirer, then such non-publicly traded securities shall have liquidation preference(s), protective provision(s), voting right(s), dividend right(s), registration rights and preemptive rights that are substantially similar to those of the Preferred Shares, as applicable, as set forth in the M&A and the Shareholders Agreement.

(b)                                 The restrictions on transfers of Shares set forth in Article 10A shall not apply in connection with a sale pursuant to this Article 10B, or anything in these Articles or the Shareholders Agreement to the contrary notwithstanding.

(c)                                  Upon the approval of a Drag-Along Sale as described in this Article 10B, each Dragged Holder shall grant to the CEO, a power of attorney to transfer its Shares and to do and carry out all other necessary or advisable acts to complete the Drag-Along Sale, including, without limitation, executing any and all documents (including instruments of transfer) on behalf of such Dragged Holder.  The CEO shall be authorized to transfer the Shares of each Dragged Holder and to do and carry out all other necessary or advisable acts to complete the Drag-Along Sale, including, without limitation, executing any and all documents (including instruments of transfers) on behalf of each Dragged Holder.

(d)                                 In any Drag-Along Sale approved by the Drag Holders, each Drag Holder shall severally, not jointly, join on a pro rata basis (based on the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Drag-Along Sale but only up to the net proceeds paid to such Drag Holder. Without limiting the foregoing sentence, no such Drag Holder who is not an employee, officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares and enforceability of applicable agreements).

REDEEMABLE SHARES

11.                               (a)                                 Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)                                 Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that, except in the case of a purchase in accordance with Article 127(e), the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of its capital.

VARIATION OF RIGHTS OF SHARES

12.                               Subject to Article 19, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third (1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.                               The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.                               The Company may in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or a combination of any of the foregoing.  The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF SHARES

15.                               The holders of the Preferred Shares and Class B Ordinary Shares have the following conversion rights described below with respect to the conversion of the Preferred Shares and Class B Ordinary Shares into Class A Ordinary Shares.  The number of

Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Preferred Share and Class B Ordinary Share shall be the quotient of the Original Series A-1 Issue Price divided by the then-effective Series A-1 Conversion Price, the number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-2 Preferred Share shall be the quotient of the Original Series A-2 Issue Price divided by the then-effective Series A-2 Conversion Price, the number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series B-1 Preferred Share shall be the quotient of Original Series B-1 Issue Price divided by the then-effective Series B-1 Conversion Price, the number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series B-2 Preferred Share shall be the quotient of the Original Series B-2 Issue Price divided by the then-effective Series B-2 Conversion Price, the number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series C-1 Preferred Share shall be the quotient of Original Series C-1 Issue Price divided by the then-effective Series C-1 Conversion Price, and the number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series C-2 Preferred Share shall be the quotient of Original Series C-2 Issue Price divided by the then-effective Series C-2 Conversion Price.  The “Series A-1 Conversion Price” shall initially equal the Original Series A-1 Issue Price, the “Series A-2 Conversion Price” shall initially equal the Original Series A-2 Issue Price, the “Series B-1 Conversion Price” shall initially equal the Original Series B-1 Issue Price, the “Series B-2 Conversion Price” shall initially equal the Original Series B-2 Issue Price, the “Series C-1 Conversion Price” shall initially equal the Original Series C-1 Issue Price, the “Series C-2 Conversion Price” shall initially equal the Original Series C-2 Issue Price, and each shall be adjusted from time to time as provided in Article 16 below (the “Applicable Conversion Price” and each a “Conversion Price”).  For the avoidance of doubt, the initial conversion ratio for Series A-1 Preferred Shares and Class B Ordinary Shares to Class A Ordinary Shares shall be 1:1, the initial conversion ratio for Series A-2 Preferred Shares to Class A Ordinary Shares shall be 1:1, the initial conversion ratio for Series B-1 Preferred Shares to Class A Ordinary Shares shall be 1:1, the initial conversion ratio for Series B-2 Preferred Shares to Class A Ordinary Shares shall be 1:1, the initial conversion ratio for Series C-1 Preferred Shares to Class A Ordinary Shares shall be 1:1, and the initial conversion ratio for Series C-2 Preferred Shares to Class A Ordinary Shares shall be 1:1.

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Clause 15(a) and subject to complying with the requirements of the Statute, any Preferred Share and Class B Ordinary Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Class A Ordinary Shares based on the then-effective Applicable Conversion Price.

(b)                                 Automatic Conversion.  Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share and Class B Ordinary Share shall automatically be converted, based on the then-effective Applicable Conversion Price, into Class A Ordinary Shares upon the closing of a Qualified IPO.  Any conversion pursuant to this Clause 15(b) shall be referred to as an “Automatic Conversion”.

(c)                                 Mechanics of Conversion.  No fractional Class A Ordinary Share shall be issued upon conversion of the Preferred Shares and Class B Ordinary Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Applicable Conversion Price.  Before any holder of Preferred Shares and Class B Ordinary Shares shall be entitled to convert the same into full Class A Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the applicable Preferred Shares and Class B Ordinary Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares and Class B Ordinary Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same.  The Company shall promptly issue and deliver at such office to such holder of the Preferred Shares and Class B Ordinary Shares a certificate or certificates for, a copy of the Company’s register of Member showing such holder of the Preferred Shares and Class B Ordinary Shares as a holder of the number of Class A Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Class A Ordinary Shares.  The Preferred Shares and Class B Ordinary Shares converted into Class A Ordinary Shares shall be cancelled and shall not be reissued.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares and Class B Ordinary Shares to be converted, and the person or persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date.  For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares and Class B Ordinary Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares and Class B Ordinary Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one or more of the following methods:

(i)                                     If the total nominal par value of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares being converted is equal to the total nominal par value of the Class A Ordinary Shares into which such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares convert such that each Series A Preferred Share, Series B Preferred Share, Series C Preferred Share and Class B Ordinary Share is convertible into one (1) Class A Ordinary Share and both the Series A Preferred Share/Series B Preferred Shares/Series C Preferred Shares/Class B Ordinary Shares and the Class A Ordinary Share have the same par value, the Company may, by Special Resolution, redesignate the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares to Class A Ordinary Shares.  On re-designation, each Series A Preferred Share, Series B Preferred Share, Series C Preferred Shares and Class B Ordinary

Share to be converted shall become a Class A Ordinary Share with the rights, privileges, terms and obligations of the Class A Ordinary Shares and the converted Class A Ordinary Shares shall thenceforth form part of the class of the Class A Ordinary Shares (and shall cease to form part of the class of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares for all purposes).

(ii)                                  The Board may by resolution resolve to redeem the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Class A Ordinary Shares in relevant number.

(iii)                               The Board may by resolution adopt any other method permitted by Statute including capitalizing reserves to pay up new Class A Ordinary Shares, or by making a fresh issue of Class A Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

(d)                                 Availability of Shares Issuable Upon Conversion.  The Company shall at all times keep available out of its authorized but unissued Class A Ordinary Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares and Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and Class B Ordinary Shares, and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares and Class B Ordinary Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares and Class B Ordinary Shares, the Company and the Shareholders shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)                                  Cessation of Certain Rights on Conversion. Subject to Article 15(c), on the date of conversion of any Preferred Shares and Class B Ordinary Shares to Class A Ordinary Shares, the holder of the Preferred Shares and Class B Ordinary Shares to be converted shall cease to be entitled to any rights in respect of such Preferred Shares and Class B Ordinary Shares, and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and Class B Ordinary Shares, and shall correspondingly be inserted onto the register of Members as the holder of the number of Class A Ordinary Shares into which such Preferred Shares and Class B Ordinary Shares converts.

(f)                                   Class A Ordinary Shares Resulting from Conversion.  The Class A Ordinary Shares resulting from the conversion of the Preferred Shares and Class B Ordinary Shares:

(i)                                     shall be credited as fully paid and non-assessable;

(ii)                                  shall rank pari passu in all respects and form one class with the Class A Ordinary Shares then issued; and

(iii)                               shall entitle the holder to all dividends payable on the Class A Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENTS TO CONVERSION PRICE

16.                               (a)                                 Special Definitions.  For purposes of this Article 16, the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Convertible Securities” shall mean any notes, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for Ordinary Shares.

(iii)                               “Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 16(c), deemed to be issued) by the Company, other than:

(A)                               Class A Ordinary Shares issued upon conversion of Preferred Shares and Class B Ordinary Shares;

(B)                               in the aggregate up to 35,456,559 Class A Ordinary Shares (including any of such shares which are repurchased) issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Directors and in accordance with Article 19 hereof;

(C)                               those issued as a dividend or distribution on Preferred Shares or Class B Ordinary Shares or any event for which adjustment is made pursuant to Article 16(f), 16(g) or 16(h) hereof; and

(D)                               Any shares issued to the existing shareholders of the Company with sole purpose of reflecting their equity interests in the PRC Companies in connection with termination of the VIE structure.

(b)                                 No Adjustment of Conversion Price.  No adjustment in any Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration for any Additional Ordinary Share issued or deemed to be issued by the Company is less than such Conversion Price in effect on the date of any immediately prior to such issue.

(c)                                  Deemed Issue of Additional Ordinary Shares.  In the event the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 16(e) hereof) of such Additional Ordinary Shares would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)                                     no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)                               in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)                               in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                              no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)                                 in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)                                 Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares.  In the event that the Company shall issue Additional Ordinary Shares for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price shall be reduced, concurrently with such issue, in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C)

For the purposes of the foregoing formula, the following definitions shall apply:

(i)                                     “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance;

(ii)                                  “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance;

(iii)                               “A” shall mean the number of Class A Ordinary Shares outstanding immediately prior to such issuance (assuming the conversion of all outstanding Convertible Securities and the exercise of all outstanding Options);

(iv)                              “B” shall mean the number of Class A Ordinary Shares that would have been issued or deemed issued if such issuance had been made at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issuance by CP1); and

(v)                                 “C” shall mean the number of Additional Ordinary Shares issued in such issuance.

In the event that the Company shall issue Additional Ordinary Shares for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) representing a valuation of the Company exceeding US$851.5 million but less than US$936.65 million, the applicable Series C-1 Conversion Price or Series C-2 Conversion Price shall be adjusted so that the converted Class A Ordinary Shares issuable upon conversion of the Series C Preferred Shares shall represent 110% of the shareholding percentage of such Series C Preferred Shares immediately after the Closing as defined in the C-1 Preferred Share Purchase Agreements and the Series C-2 Preferred Share Purchase Agreement, on a fully-diluted and as-converted basis.

(e)                                  Determination of Consideration.  For purposes of this Article 16, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)                                     Cash and Property.  Except as provided in clause (ii) below, such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)                               in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.

(ii)                                  Options and Convertible Securities.  The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 16(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)                         the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                         the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                   Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares.  In the event the outstanding Class A Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Class A Ordinary Shares and the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding Class A Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Class A Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)                                  Adjustments for Other Distributions.  In the event the Company makes, or files a record date for the determination of holders of Class A Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Class A Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares and Class B Ordinary Shares shall receive upon conversion thereof, in addition to the number of Class A Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares and Class B Ordinary Shares been converted into Class A Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 16 with respect to the rights of the holders of the Preferred Shares and Class B Ordinary Shares.

(h)                                 Adjustments for Reclassification, Exchange and Substitution.  If the Class A Ordinary Shares issuable upon conversion of the Preferred Shares and Class B Ordinary Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each applicable Preferred Share and Class B Ordinary Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Class A Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable series of Preferred Shares and Class B Ordinary Shares immediately before that change, all subject to further adjustment as provided herein.

(i)                                     No Impairment.  The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 16 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Shares and Class B Ordinary Shares hereunder against impairment.

(j)                                    Certificate as to Adjustments.  Upon the occurrence of each adjustment or re-adjustment of the Conversion Price pursuant to this Article 16, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares and Class B Ordinary Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based.  The Company shall, upon the written request at any time of any holder of Preferred Shares and Class B Ordinary Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the Applicable Conversion Prices at the time in effect, and (iii) the number of Class A Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Shares and Class B Ordinary Shares.

(k)                                 Miscellaneous.

(i)                                     All calculations under this Article 16 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.  Upon conversion of such number of Preferred Shares and Class B Ordinary Shares, the resultant aggregate number of Class A Ordinary Shares to be issued to each holder of Preferred Shares and Class B Ordinary Shares if not a whole number (but part or fraction of a Class A Ordinary Share), shall be rounded up to the nearest multiple of one (1) Class A Ordinary Share such that the resultant aggregate number of Class A Ordinary Shares to be issued to such holder of Preferred Shares and Class B Ordinary Shares shall be a whole number.

(ii)                                  Majority Series A-1 Preferred Shareholders, Majority Series A-2 Preferred Shareholders, Majority Series B Preferred Shareholders (which shall include Apoletto) and Majority Series C Preferred Shareholders shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 16, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)                               No adjustment in the Applicable Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.005.  Any adjustment of less than US$0.005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.005 or more in the Applicable Conversion Price.

NOTICES OF RECORD DATE

17.                               In the event that the Company shall propose at any time:

(a)                                 to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)                                 to offer for subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of shares of any class or series or other rights;

(c)                                  to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)                                 to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the holders of the Preferred Shares:

(i)                                     at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)                                  in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION

18.                               (a)                                 (i) At any time and from time to time commencing on the Redemption Start Date, if the Company has not completed a Qualified IPO or a Trade Sale, or (ii) there is a material breach by the Founder or any Group Company of their obligations under the Transaction Agreements (as defined in the Shareholders Agreement or Series B Preferred Share Purchase Agreement), subject to the Statute, at the option of each holder of Class B Ordinary Shares and/or Series A-1 Preferred Shares and/or Series A-2 Preferred Shares and/or Series B-1 Preferred Shares and/or Series B-2 Preferred Shares, and/or Series C Preferred Shareholders (“Requesting Holder”), the Company shall redeem that number of the outstanding Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares and/or Class B Ordinary Shares, as the case may be, out of funds legally available therefor, in each case, in accordance with the following terms.  Following receipt of the request for redemption from such Requesting Holders, the Company and the Founder shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each non-requesting holder of record of the Series A-1 Preferred Share and/or Series A-2 Preferred Share and/or Series B-1 Preferred Shares and/or Series B-2 Preferred Shares and/or Series C Preferred Shares and/or Class B Ordinary Shares, as the case may be, at the address last shown on the records of the Company for such non-requesting holder(s). Such notice shall indicate that the Requesting Holder have elected redemption of such number of Series A-1 Preferred Shares or Series A-2 Preferred Shares or Series B-1 Preferred Shares or Series B-2 Preferred Shares or Series C Preferred Shares or Class B Ordinary Shares pursuant to the provisions of this Article 18 and shall specify the redemption date (“Redemption Date”), Redemption Price, and mechanics of such redemption. Such non-requesting holders may provide notice to the Company within ten (10) days after the date of delivery of the Redemption Notice that such holder elects to participate in such redemption. Upon receipt of any such request, the Company shall promptly give written notice of such request to all holders of record of such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares of the existence of such request. The redemption price for Series A Preferred Shares, Class B Ordinary Shares and/or Series B Preferred Shares shall be the sum of, (x) the Original Issue Price of the applicable Series A-1 Preferred Shares, Class B Ordinary Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, and Series B-2 Preferred Shares (for the purpose of this Article 18(a), the Original Issue Price of the Class B Ordinary Share shall be equal to the Original Series A-1 Issue Price); (y) all dividends declared and unpaid with respect thereto per such Shares then held by such holder through the date of receipt by the holder thereof of the full redemption amount; and (z) annual interest calculated at ten percent (10%) per annum on the Original Issue Price, compounded annually calculated from the date of the issuance of such Shares and up to and including the date of receipt by the holder thereof of the full redemption amount (such higher amount, the “Series A and B Redemption Price”).  The redemption price for Series C Preferred Shares shall be the sum of, (x) the applicable Original Issue Price of the applicable Series C-1 Preferred Shares and Series C-2 Preferred Shares; (y) all dividends declared and unpaid with respect thereto per such Shares then held by such holder through the date of receipt by the holder thereof of the full redemption amount; and (z) annual compound interest calculated at twelve percent (12%) per annum on the Original Issue Price, calculated from May 25, 2016 with respect to the Series C-1 Preferred Shares and May 3, 2016 with respect to the Series C-2 Preferred Shares and up to and including the date of receipt by the holder thereof of the full redemption amount, (the “Series C Redemption Price”). Notwithstanding anything to the contrary and in addition to any other provisions in these Articles, in case any Series C-1 Preferred Shareholder has not fully paid the purchase price for the Series C-1 Preferred Shares specified in the respective Series C-1 Preferred Share Purchase Agreements (the “Series C-1 Purchase Price”), then with respect to the payment of the Series C Redemption Price, the Company shall pay to such Series C-1 Preferred Shareholder an amount equal to the balance of the applicable Series C Redemption Price minus such Series C-1 Purchase Price not paid by such Series C-1 Preferred Shareholder, provided that in the event that any payment of such balance between the Series C Redemption Price and the Series C-1 Purchase Price in accordance with this Article has been made to the Series C-1 Preferred Shareholder, the domestic loan and the accrued interests (if any) stipulated in certain convertible loan agreement dated May 12, 2016 and the supplementary agreement dated October 21, 2017 among such Series C-1 Preferred Shareholder or its Affiliates and the other related parties thereunder shall be paid to the Series C-1 Preferred Shareholder or its Affiliates (with respect to Taikang, it shall be paid to TIG) within three (3) months following the date of deduction of the Series C-1 Purchase Price from the Series C-1 Redemption Price. When the Company makes payment of the Series C Redemption Price to Huasheng in US dollars according to this Article 18, the exchange rate for RMB-US dollars shall be calculated based on the central parity rate as published by the People’s Bank of China on the actual remittance date the Company makes the payment.

The closing (the “Redemption Closing”) of the redemption of any series of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and Class B Ordinary Shares pursuant to this Article 18(a) will take place within sixty (60) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the Majority Series B Preferred Shareholders (which shall include Apoletto), or the Majority Series C Preferred Shareholders electing for redemption and the Company may mutually agree in writing.  At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares and/or Class B Ordinary Shares, as the case may be, held by each holder electing for such redemption, by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of Series A-1 Preferred Share, Series A-2 Preferred Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series C Preferred Share and/or Class B Ordinary Share, all rights of the holder of such Series A-1 Preferred Share, Series A-2 Preferred Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series C Preferred Share and Class B Ordinary Share (except the right to receive the Redemption Price therefore) will cease with respect to such Series A-1 Preferred Share, Series A-2 Preferred Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series C Preferred Share and/or Class B Ordinary Share, and such Series A-1 Preferred Share, Series A-2 Preferred Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series C Preferred Share and/or Class B Ordinary Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)                                 Insufficient Funds.  If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 18 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, those assets or funds which are legally available shall be first used to the extent permitted by applicable law to pay all redemption payments due on such date for Series C Preferred Shares electing for redemption under this Article 18. If the funds are insufficient to pay in full all redemption payments of Series C Preferred Shares, then, such payment shall be made in proportion to the full amounts to which the holders of Series C Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. After all redemption payments due for Series C Preferred Shares have been paid and there are still assets or fund legally available (“Remaining Funds”), such Remaining Funds shall be then used to the extent permitted by applicable law to pay all redemption payments due on such date ratably for Series B Preferred Shares electing for redemption under this Article, in proportion to the full amounts to which such holders of Series B Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. After all redemption payments due for Series C Preferred Shares and Series B Preferred Shares have been paid and there are still Remaining Funds, such Remaining Funds shall be then used to the extent permitted by applicable law to pay all redemption payments due on such date ratably for Series A-2 Preferred Shares electing for redemption under this Article, in proportion to the full amounts to which such holders of Series A-2 Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon.  After all redemption payments due for Series C Preferred Shares, Series B Preferred Shares and Series A-2 Preferred Shares have been paid and there are still Remaining Funds, such Remaining Funds shall be then used to the extent permitted by applicable law to pay all redemption payments due on such date ratably for Series A-1 Preferred Shares and Class B Ordinary Shares electing for redemption under this Article, in proportion to the full amounts to which such holders of Series A-1 Preferred Shares and Class B Ordinary Shares to which such redemption payments are due would otherwise be respectively entitled thereon.

(c)                                  Other Limited Redemption.  If the Company is otherwise prohibited by applicable law from redeeming all Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares or Class B Ordinary Shares to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon.  Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(d)                                 Un-redeemed Shares.  If the Company does not have sufficient assets or funds legally available for redemption, each Requesting Holder, as the case may be, for which the redemption rights have been exercised in accordance with this Article 18 but for which the applicable Redemption Price has not been paid in full (such shares, the “Unredeemed Shares”) shall have the right to elect, at its sole discretion, to (a) have the Company pay such holder, in addition to the applicable Redemption Price for each Unredeemed Share, interest on the applicable Redemption Price for such Unredeemed Share at the rate of eight percent (8%) per annum for the period between the Redemption Date and the date on which the Redemption Price is paid in full, in each case, for such Unredeemed Share (the applicable Redemption Price, together with any interest payable thereon, the “Postponed Redemption Price”) or (b) have the Company redeem the Unredeemed Shares by issuing to such holder  a promissory note with a principal amount equal to the product of the applicable Redemption Price for the Unredeemed Shares held by such holder plus an interest of eight percent (8%) per annum, which principal and accrued interest shall be due and payable on the date that is twenty-four (24) months after the applicable Redemption Date. In the event of (b) above, such holder shall surrender his or her share certificates to the Company and the Unredeemed Shares shall be cancelled.

PROTECTIVE PROVISIONS

19.                              Preferred Shareholders Protective Provisions

A                                       Notwithstanding anything to the contrary and in addition to any other provisions in these Articles, so long as any Preferred Shares are outstanding, any action (whether by merger, consolidation, amalgamation, amendment of these Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of the Group Company shall first require the approval of each of the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the holders of seventy-five percent (75%) of the Series B Preferred Shares (voting as a single class and on an as converted basis), and Majority Series C Preferred Shareholders (the “Special Approval”). For purposes of this provision, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

(a)                                 any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, or Series C Preferred Shares;

(b)                                 declare or payment of any dividends on any class of shares;

(c)                                  any increase or decrease of the authorized size of the board of directors of any Group Company, or amend the rules of appointing the directors as provided herein, or amend the power of any Director;

(d)                                 the adoption of, or any amendment to, any employee stock option plan or any other employee equity incentive plans of any Group Company, or any changes to the number of Shares of Ordinary Shares reserved for issuance under the employee stock option plan or any other employee equity incentive plans of any Group Company;

(e)                                  any increase in compensation of any employee of any Group Company with annual salary of at least RMB1,000,000 by more than twenty percent (20%) in a twelve (12) months period;

(f)                                   any disposing of or licensing to any third party any patent, brand, copyright, trademark or any intellectual property of the Group Company, unless such transaction occurs in the ordinary course of business of the Group Company and on normal commercial terms and has been fully disclosed in writing to the Preferred Shareholders prior to the entering into of such transaction;

(g)                                  outside the ordinary course of business of any Group Company, incurrence of debt or assumption of any loan, facility or other financial obligation from, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by any Group Company in excess of RMB5,000,000, or on any patent, copy right, trademark, or any other intellectual property right of the Group Companies;

(h)                                 any transaction between (i) any Group Company and (ii) any shareholder or the director, officer or employee of any Group Company or their associates and Affiliates; and any loan provided to any shareholder or the director, officer or employee of any Group Company or their associates and Affiliates or employees of any relative of the Founder with any Group Company not based on arms-length terms;

(i)                                     cease to conduct or carry on the business of the Company substantially as now conducted or, in the case of a Subsidiary, as conducted at the time it became a Subsidiary of the Company, or change any part of its business activities;

(j)                                    any appointment, replacement or removal of the auditor or any material alteration of the fiscal or auditing policy of any Group Company;

(k)                                 the adoption of the annual budget of any Group company;

(l)                                     any other event which may negatively affect the rights, preferences, privileges or powers of the Investors herein.

B                                       Notwithstanding anything to the contrary and in addition to any other provisions in these Articles, so long as any Preferred Shares are outstanding, any action (whether by merger, consolidation, amalgamation, amendment of these Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of the Group Company shall first require the approval of each of the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, Majority Series B Preferred Shareholders (which shall include Apoletto), and Majority Series C Preferred Shareholders (the “Majority Approval”), provided that in case that any purchaser in the transaction specified in Article 19 B (e) hereof is ALIBABA GROUP HOLDING LIMITED or any of its Affiliates (including but not limited to Ant Financial Service Group (蚂蚁金服集团) and its Affiliates), such transaction shall not be conducted without first obtaining the Special Approval. For purposes of this provision, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

(a)                                 any action that authorizes, creates (by reclassification or otherwise) or issues any class of shares of the capital of the Company having preferences or priority senior to or on a parity with the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares or any new issuance of any securities of the Company;

(b)                                 any increase or decrease in the number of authorized shares of Preferred Shares or Ordinary Shares;

(c)                                  any amendment, modification or change to or of the Memorandum of Association and these Articles or other constitutional charter documents of any Group Company that would adversely affect the rights of the Preferred Shares;

(d)                                 any merger, sale, acquisition, consolidation or reorganization of any Group Company with or into one or more corporations or any other entity(ies) (other than a merger or consolidation involving only the Company and its wholly owned subsidiary) or any other transaction or series of related transactions (such merger, sale, acquisition, consolidation, reorganization and transactions to be collectively referred to as “Transaction”), in which the relevant Group Company or its shareholders immediately prior to such Transaction will not, as a result of or subsequent to the Transaction, hold a majority of the voting power of the surviving or resulting entity;

(e)                                  any sale of all or substantially of any of the Group Company’s assets, or any material asset or undertaking of any Group Company;

(f)                                   any action related to the dismantling or termination of the VIE structure among the Group Companies and their respective shareholders;

(g)                                  any liquidation, dissolution or winding-up of any Group Company;

(h)                                 the establishment or acquisition of any subsidiary or joint venture;

(i)                                     enter into arrangements for any public offering of the Company’s or any of its Subsidiaries’ securities, including the selection of any underwriter, manager, arranger or counsel for such offering;

(j)                                    dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries.

C                                       Notwithstanding anything to the contrary and in addition to any other provisions in these Articles, so long as any Preferred Shares are outstanding, any action (whether by merger, consolidation, amalgamation, amendment of these Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of the Group Company shall first require the approval of the Board of Directors (which shall include all Preferred Shareholder Directors) (the “Board Approval”).

(a)                                 appoint chief executive officer.

D.                                    The transactions listed as below shall obtain the CEO Approval (the “CEO Approval”).

(a)                                 any purchase of any real property less than RMB300,000 of any Group Company;

(b)                                 any incurrence of material transaction outside the ordinary course of business of any Group Company less than RMB2,000,000 in any fiscal year;

(c)                                  any expenditure outside the approval annual budget of any Group Company less than RMB1,000,000 per month individually or in the aggregate.

E.                                     Notwithstanding anything to the contrary contained herein, where any act listed in this Article 19 A require a Special Resolution of the Members in accordance with the Statute, and if the Members vote in favour of such act but the Special Approval has not yet been obtained, the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the holders of seventy-five percent (75%) of the Series B Preferred Shares (voting as a single class and on an as converted basis) and the Majority Series C Preferred Shareholders who vote against such act at a meeting of the Members in aggregate shall have the voting rights equal to the aggregate voting power of all the Members who voted in favour of such act plus one (1).

Notwithstanding anything to the contrary contained herein, where any act listed in this Article 19 B require a Special Resolution of the Members in accordance with the Statute, and if the Members vote in favour of such act but the Majority Approval has not yet been obtained, the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, and the Majority Series B Preferred Shareholders (which shall include Apoletto), and the Majority Series C Preferred Shareholders who vote against such act at a meeting of the Members in aggregate shall have the voting rights equal to the aggregate voting power of all the Members who voted in favour of such act plus one (1).

NON-RECOGNITION OF TRUSTS

20                                  No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21                                  The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article.  The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon.  The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22                                  The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23                                  To give effect to any such sale, the Directors may authorize some person to transfer the shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24                                  The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25                                  (a)                           The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares.  A call may be revoked or postponed as the Directors may determine.  A call may be made payable by installments.

(b)                            A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)                             The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26                                  If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27                                  Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28                                  The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

29                                  (a)                                 The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)                                 No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30                                  (a)                                 If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)                                 If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.  Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)                                  A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

31                                  A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

32                                  A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the share.  The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33                                  The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34                                  The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

35                                  In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36                                  (a)                                 Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)                                 If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37                                  A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

38                                  (a)                                 Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 19, the Company may from time to time by a Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by an ordinary resolution:

(i)                                     increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)                                  consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)                               by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iv)                              cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)                                 All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)                                  Without prejudice to Article 11 hereof and subject to the provisions of the Statute and Article 19, the Company may by a Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)                                 Subject to the provisions of the Statute, the Company may by a resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39                                  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case.  If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40                                  In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41                                  If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42                                  (a)                                 Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it.  The annual general meeting of each year shall be held at such time and place as the Directors shall appoint.

(b)                                 At these meetings, the report of the Directors (if any) shall be presented.

(c)                                  If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

43                                  (a)                                 The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)                                 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)                                  If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)                                 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

44                                  At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting.  Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 43 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)                                 in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than eighty-five percent (85%) in nominal value or in the case of shares without nominal or par value eighty-five percent (85%) of the shares in issue, or their proxies.

45                                  The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46                                  (a)                                 No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding at least a majority of the Class A Ordinary Shares then outstanding (other than Ordinary Shares issued upon the conversion of any Preferred Shares and Class B Ordinary Shares), the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the Majority Series B Preferred Shareholders (which shall include Apoletto), and the Majority Series C Preferred Shareholders present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

(b)                                 A person may participate at a general meeting by telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

47                                 A resolution in writing (in one or more counterparts and, for the avoidance of doubt, including a Special Resolution) signed by all the Members which for the time are entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives), shall each be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

48                                  If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

49                                  The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their number to be Chairman of the meeting.

50                                  If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

51                                  The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

52                                  At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

53                                  Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

54                                  The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

55                                  Except as otherwise required by law or as set forth herein, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and each holder of Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Shares  could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class.  Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

56                                  In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

57                                  A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58                                  No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59                                  No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes.  Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60                                  Votes may be given either personally or by proxy.

PROXIES

61                                  The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf.  A proxy need not be a Member of the Company.

62                                  The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63                                  The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64                                  A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65                                  Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66                                  Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

67                                  Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

68                                  The Board of Directors shall consist of four (4) Directors (exclusive of alternate Directors), unless otherwise approved by the Majority Class A Ordinary Shareholders, Majority Series A-1 Preferred Shareholders, Majority Series A-2 Preferred Shareholders, and the holders of seventy-five (75%) of the Series B Preferred Shares (voting as a single class and on an as converted basis) and Majority Series C Preferred Shareholders. For so long as K2 is the Majority Series A-1 Preferred Shareholder, K2 shall be entitled to designate one (1) Director (“K2 Director”); for so long as Matrix is a holder of any Series A-2 Preferred Share, Matrix shall be entitled to designate one (1) Director (“Matrix Director”); for so long as Taikang is a holder of any Series C Preferred Share, Taikang shall be entitled to designate one (1) Director (“Taikang Director”, collectively with K2 Director and Matrix Director, as “Preferred Shareholder Directors”). The other one (1) Director shall be designated by the Majority Class A Ordinary Shareholders (“Ordinary Director”). Notwithstanding anything to the contrary, each director of the Company shall have one (1) vote for each of the matters submitted to the Board, provided that Ordinary Director of the Company shall have four (4) votes for each of the matters submitted to the Board. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director. So long as Taikang holds any Shares of Company, Taikang shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “Taikang Observer”).  So long as Huasheng holds any Shares of Company, Huasheng shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “Huasheng Observer”).  So long as JD holds any Shares of Company, JD shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (which shall be any staff of the strategic investment department of the Investor or its Affiliate, or Liu Qiangdong (刘强东), the “JD Observer”). So long as Apoletto holds any Shares of Company, Apoletto shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “Apoletto Observer”). So long as BAI holds any Shares of the Company, BAI shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “BAI Observer”). So long as Huaxing holds any Shares of the Company, Huaxing shall have the right to appoint one (1) observer of the Board and each committee thereof to attend Board or Board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “Huaxing Observer”).  So long as Matrix holds any Shares of Company, Matrix shall have the right to appoint one (1) observer of the Board and each committee thereof to attend board or board committee meetings of the Company or its affiliates in a non-voting observer capacity (the “Matrix Observer”). K2 shall also have the right to appoint one board observer (the “K2 Observer”, and together with the Matrix Observer, the BAI Observer, the Huaxing Observer, the Apoletto Observer and the JD Observer, the Huasheng Observer and the Taikang Observer, the “Preferred Shareholder Observers”), in a nonvoting capacity, to the Board of Directors and each committee thereof to attend board or board committee meetings of the Company or its affiliates.  The Company shall provide each such observer copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors or committees. The Company shall hold Board meetings at least once a quarter unless otherwise determined by the Board (with the consent of the Preferred Shareholder Directors).

The Board shall procure that the board of HK Company consist of seven (7) members, of which one (1) shall be designated by Matrix, one (1) shall be designated by K2, one (1) shall be designated by Taikang and four (4) shall be designated by the Majority Class A Ordinary Shareholders. The Board shall also procure that the board of each Group Company other than the Company and HK Company, including but not limited to the WFOE, the Beijing Domestic Company, the Shenzhen Domestic Companies and the PRC Subsidiaries, shall be re-composed of the same members as the board of HK Company and at all times consist of all current Preferred Shareholder Directors and each Group Company shall only take actions that have been previously approved by the board of directors of each Group Company as established pursuant to this Article.

69                                  The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine.  Such remuneration shall be deemed to accrue from day to day.  The Company shall also reimburse Preferred Shareholder Directors and Preferred Shareholder Observers for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings including their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

70                                  Subject to the prior written approval of the Members by Special Resolution, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

71                                  A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

72                                  A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

73                                  A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

74                                  A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75                                  No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.  A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

76                                  A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 75 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

77                                  A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.  Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

78                                  The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed).  The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

79                                  Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80                                  The Directors shall cause minutes to be made in books provided for the purpose:

(a)                                 of all appointments of officers made by the Directors;

(b)                                 of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Series A Preferred Shares within thirty (30) days after the relevant meeting.

81                                  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82                                  Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83                                  (a)                                 The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)                                 The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)                                  The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)                                 Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84                                  Subject to Article 19, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of a Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a Managing Director.

85                                  The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86                                  Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter.  Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, with each having one (1) vote, the vote of an alternate Director not being counted if his appointor be present at such meeting.

87                                  A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least fourteen (14) Business Days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED, FURTHER, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be.  The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88                                  The quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) necessary for the transaction of the business shall be the Directors separately or collectively having five (5) votes, including the presence, in person or by telephone, electronic or other means of communication, inclusive of at least Matrix Director, K2 Director and Taikang Director (or their respective alternate Director), provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than fourteen (14) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any Directors, separately or collectively, having at least three (3) votes, including the presence, in person or by telephone, electronic or other means of communication, shall constitute a quorum.  A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum, PROVIDED, ALWAYS, that if there shall at any time be only a sole Director, the quorum shall be one.  For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

89                                  The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

90                                  The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting, the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the Chairman of the meeting.

91                                  The Directors may delegate any of their powers (subject to any limitations imposed on the Directors, if any) to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Each Preferred Shareholder Director shall have the right, but not the obligation, to be appointed as one (1) member to each committee which member shall be required to establish a quorum of any meeting or action to be taken by such committees.

92                                  A committee may meet and adjourn as it thinks proper.  Subject to Article 19, questions arising at any meeting shall be determined by a majority of votes of the members present.  Subject to this provision, if and when the Board deems necessary, the Company shall establish and maintain a compensation committee (the “Compensation Committee”), and the Preferred Shareholder Directors shall be members of such Compensation Committee and shall be required to establish a quorum for any meeting or action to be taken by such committee.  Subject to Article 19, the Compensation Committee shall propose the terms of the Company’s share incentive plans and all grants of awards thereunder (including the ESOP) to the Board for approval and adoption by the Shareholders and shall have the power and authority to (a) administer the Company’s share incentive plans (including the ESOP) and to grant options thereunder, and (b) approve all management compensation levels and arrangements unless such rights are vested on Series A Preferred Shareholders, Series B Preferred Shareholders and Series C Preferred Shareholders under Article 19, and shall have such other powers and authorities as the Board shall delegate to it.

93                                  All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

94                                  Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.  A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

95                                  (a)                                 A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)                                 The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96                                  The office of a Director shall be vacated:

(a)                                 if he gives notice in writing to the Company that he resigns the office of Director;

(b)                                 if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)                                  if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)                                 if he is found a lunatic or becomes of unsound mind; or

(e)                                  if he is removed by a shareholder vote by the holders of the class of shares that originally appointed him, as set forth in Article 68.

APPOINTMENT AND REMOVAL OF DIRECTORS

97                                  The Directors of the Company may only be appointed as provided in Article 68.  No Director designated or appointed pursuant to this Article may be removed from office unless (A) such removal is directed or approved by the Member which originally designated or appointed such Director, or (B) the Member(s) originally entitled to designate or appoint such Director pursuant to this Article is no longer so entitled to designate or appoint such Director.  Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same Member or Members who nominated and elected such Director.

98                                  In the absence of reasonable cause, a Director of the Company shall only be removed by the Members who nominated and elected him as provided in Article 68.

PRESUMPTION OF ASSENT

99                                  A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

100                           (a)                                 The Company may, if the Directors so determine, have a Seal which shall, subject to Article 100(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for such purpose.

(b)                                 The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)                                  A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

101                           Subject to Article 19, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102                           (a)                                 Subject to the Statute and these Articles, in particular Article 86, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 102.

(b)                                 Subject to Article 102(c), each holder of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Class B Ordinary Shares shall be entitled to receive dividends, out of any funds legally available therefor, (A) prior and in preference to any declaration or payment of any dividend on the Junior Shares (including but not limited to Class A Ordinary Shares), carried at the rate of eight percent (8%) per annum of the applicable Original Issue Price, for each such Share held by such holder (for the purpose of this Article 102(b), the Original Issue Price of the Class B Ordinary Share shall be equal to the Original Series A-1 Issue Price), for the Series C-1 Preferred Shareholders, the relevant dividends shall be calculated from May 25, 2016 and for the Series C-2 Preferred Shareholders, the relevant dividends shall be calculated from May 3, 2016. Such dividends shall be payable and accrue when, as and if declared by the Board and shall be non-cumulative; (B) participate in any subsequent distribution among the Members (including but not limited to Class A Ordinary Shares) pro rata based on the number of Ordinary Shares held by each Holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Class B Ordinary Shares (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Preferred Shares (on an as-converted basis) and Class B Ordinary Shares, the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Junior Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

(c)                                  Dividends shall be paid on the Series C Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Series B Preferred Shares, Series A Preferred Shares, or the Junior Shares, provided that, (i) in the event the applicable Series C-1 Purchase Price shall not have been fully paid by such Series C-1 Preferred Shareholder in accordance with the respective Series C-1 Preferred Share Purchase Agreements, the relevant dividends (or the balance dividends after deducting the Series C-1 Purchase Price) entitled to the applicable Series C-1 Preferred Shareholder in accordance with this Article 102 shall not be paid to the Series C-1 Preferred Shareholder until all the applicable Series C-1 Purchase Price have been fully paid by such Series C-1 Preferred Shareholder or deemed fully paid through the deduction of the dividends entitled to the applicable Series C-1 Preferred Shareholder and (ii) in  case that any payment of such balance between the dividends and the Series C-1 Purchase Price in accordance with this Article has been made to the Series C-1 Preferred Shareholder, the domestic loan and the accrued interests (if any) stipulated in certain convertible loan agreement dated May 12, 2016 and the supplementary agreement dated October 21, 2017 among such Series C-1 Preferred Shareholder or its Affiliates and the other related parties thereunder shall be paid to the Series C-1 Preferred Shareholder or its Affiliates (with respect to Taikang, it shall be paid to TIG) within three(3) months following the date of the deduction of the Series C-1 Purchase Price from the dividends entitled to the applicable Series C-1 Preferred Shareholder and when the Company makes payment of the dividends to Huasheng in US dollars according to this Article 102, the exchange rate for RMB-US dollars shall be calculated based on the central parity rate as published by the People’s Bank of China on the actual remittance date the Company makes the payment; after full payment or deduction of all dividends on the Series C Preferred Shares in accordance with this Article 102, dividends shall be paid on the Series B Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Series A Preferred Shares, or the Junior Shares; after full and unconditional payment of all dividends on the Series B Preferred Shares, dividends shall be paid on the Series A-2 Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Series A-1 Preferred Shares or the Junior Shares; after full and unconditional payment all dividends on the Series B Preferred Shares and Series A-2 Preferred Shares, dividends shall be paid on the Series A-1 Preferred Shares and Class B Ordinary Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Class A Ordinary Shares; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors.

(d)                                 No dividends (other than those payable solely in Class A Ordinary Shares) shall be declared or paid on any Class A Ordinary Shares during any previous or current fiscal year of the Company until all accrued dividends in the amounts set forth in subsections (b) and (c) above shall have been paid or declared and set apart during that fiscal year and unless and until a dividend in like amount as is declared or paid on such Class A Ordinary Share has been declared or paid on each outstanding Preferred Share (on an as-converted to Ordinary Share basis) and Class B Ordinary Share.

(e)                                  For the avoidance of doubt, under this Article 102, the shareholder of Class B Ordinary Shares shall have the same rights, preference, privileges as that of Series A-1 Preferred Shares.

103                           The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104                           No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

105                           Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106                           The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107                           The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108                           Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109                           No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

110                           Subject to Article 19, the Company may upon the recommendation of the Directors by an ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111                           The Directors shall cause proper books of account to be kept with respect to:

(a)                                 all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)                                 all sales and purchases of goods by the Company; and

(c)                                  the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112                           The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting or agreed in the Shareholders Agreement.

113                           The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114                           The Directors shall deliver to the holders of the Preferred Shares or Class B Ordinary Shares (i) annual audited consolidated financial statements and management report within ninety (90) days after the end of each fiscal year; (ii) quarterly unaudited consolidated financial statements and management report within thirty (30) days after the end of each quarter; (iii) monthly unaudited consolidated financial statements, management report, condition of research, development and business and monthly bank statements of each Group Company within fifteen (15) days after the end of each month; and (iv) an annual consolidated budget and business plan within forty-five (45) days prior to the end of each fiscal year.  All audits shall be performed in accordance with IAS or U.S. GAAP by a reputable accounting firm in China equivalent to “Big Four” approved by K2, Matrix and Taikang.

115                           Any holder of the Preferred Shares or Class B Ordinary Shares or its appointee shall have the right of inspection (including the right of access, examine and copy all books of account of the Company and/or any of its Subsidiaries).  Such holder shall bear its own costs associated with the inspection and this right of inspection shall terminate upon the closing of a Qualified IPO of the Company.

116                           For so long as any holder of the Preferred Shares or Class B Ordinary Shares continues to hold the Preferred Shares or Class B Ordinary Shares (or Class A Ordinary Shares received upon conversion of the above shares), the Company shall provide each such holder with copies of (i) promptly after filing, all of the Company’s annual and periodic reports made available to its Members as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the People’s Republic of China , the U.S. Securities and Exchange Commission, or any other stock exchange or securities regulatory authority; and (ii) promptly upon request, current versions of investment documents and all documents relating to any subsequent financings by the Company, or otherwise affecting the Preferred Shares, Class B Ordinary Shares, or the holders of the Preferred Shares or Class B Ordinary Shares, in each case with all amendments and restatements as well as an updated capitalization table reflecting any such subsequent financings.  This right shall survive the closing of a Qualified IPO of the Company.

117                           Subject to Article 19, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

118                           Subject to Article 19, the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors.  The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act.  The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

119                           Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

120                           Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

121                           Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by overnight or international courier, facsimile or electronic mail to him or to his address as shown in the register of Members.

122                           (a)                                 Where a notice is sent by overnight or international courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent by overnight or international courier as aforesaid.

(b)                                 Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

123                           A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

124                           A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125                           Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)                                 every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)                                 every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

126                           Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE

127                           Upon any liquidation, dissolution or winding up of the Company or any Group Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(a)                                 Before any distribution or payment shall be made to the holders of any Series B Preferred Shares, Series A Preferred Shares, Class B Ordinary Shares or Junior Shares, each holder of Series C Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to (i) one hundred percent (100%) of the applicable Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) with respect to each Series C Preferred Share, plus (ii) all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series C Preferred Share, then held by such holder, plus (iii) simple annual interest calculated at eight percent (8%) per annum on the Original Issue Price with respect to each Series C Preferred Share, annually calculated from May 25, 2016 with respect to the Series C-1 Preferred Shares and May 3, 2016 with respect to the Series C-2 Preferred Shares and up to and including the date of Liquidation Event (the “Series C Preferred Shares Liquidation Preference”).  If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

Notwithstanding anything to the contrary and in addition to any other provisions in these Articles, in case any Series C-1 Preferred Shareholder has not fully paid the Series C-1 Purchase Price in accordance with the respective Series C-1 Preferred Share Purchase Agreements, with respect to the payment of Series C Preferred Shares Liquidation Preference, (x) the Company shall pay to such Series C-1 Preferred Shareholder an amount equal to the balance of the applicable Series C Preferred Shares Liquidation Preference minus the Series C-1 Purchase Price not paid by such Series C-1 Preferred Shareholder; or (y) in the event that the Series C-1 Preferred Shareholders have received the relevant consideration directly upon a Deemed Liquidation Event stipulated in Article127(g)(1) or (2), an amount equal to the balance of the applicable Series C Preferred Shares Liquidation Preference minus the Series C-1 Purchase Price not paid by such Series C-1 Preferred Shareholder shall be kept by such Series C-1 Preferred Shareholder, and the remaining consideration received by such Series C-1 Preferred Shareholder shall be paid to the Company upon the receipt of such consideration. In addition, the domestic loan and the accrued interests (if any) stipulated in certain convertible loan agreement dated May 12, 2016 and the supplementary agreement dated October 21, 2017 among such Series C-1 Preferred Shareholder or its Affiliates and the other related parties thereunder shall be paid to the Series C-1 Preferred Shareholder or its Affiliates (with respect to Taikang, it shall be paid to TIG) within three(3) months following the date of (x) the deduction of the Series C-1 Purchase Price from Series C Preferred Shares Liquidation Preference for such Series C-1 Preferred Shareholder, or (y) the payment of such consideration by the Series C-1 Preferred Shareholder to the Company.

When the Company makes payment of Series C Preferred Shares Liquidation Preference to Huasheng in US dollars according to this Article 127, the exchange rate for RMB-US dollars shall be calculated based on the central parity rate as published by the People’s Bank of China on the actual remittance date the Company makes the payment.

(b)                                 After the distribution or payment has been made to holders of Series C Preferred Shares as provided in paragraph (a), and before any distribution or payment shall be made to the holders of any Series A Preferred Shares, Class B Ordinary Shares or Junior Shares, each holder of Series B Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred percent (100%) of the Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series B Preferred Share, then held by such holder (the “Series B Preferred Shares Liquidation Preference”).  If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(c)                                  After the distribution or payment has been made to holders of Series C Preferred Shares and Series B Preferred Shares as provided in paragraph (a) and (b), and before any distribution or payment shall be made to the holders of any Series A-1 Preferred Shares, Class B Ordinary Shares or Junior Shares, each holder of Series A-2 Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred percent (100%) of the Original Series A-2 Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A-2 Preferred Share, then held by such holder (the “Series A-2 Preferred Shares Liquidation Preference”).  If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-2 Preferred Shares, then such assets shall be distributed among the holders of Series A-2 Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)                                 After the distribution or payment has been made to holders of Series C Preferred Shares, Series B Preferred Shares and Series A-2 Preferred Shares as provided in paragraphs (a), (b) and (c), respectively, and before any distribution or payment shall be made to the holders of any Class A Ordinary Shares, an amount shall be paid with respect to each Series A-1 Preferred Share and Class B Ordinary Shares equal to one hundred percent (100%) of the Original Series A-1 Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A-1 Preferred Share and Class B Ordinary Share, then held by such holder (the “Series A-1 Preferred Shares Liquidation Preference”).  If, upon any liquidation, dissolution, or winding up and after distribution or payment to holders of Series A-1 Preferred Shares and Class B Ordinary Shares has been made, the assets of the Company are insufficient to make payment in full on all Series A-1 Preferred Shares and Class B Ordinary Shares, then such assets shall be distributed among the holders of Series A-1 Preferred Shares and Class B Ordinary Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(e)                                  After distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and Class B Ordinary Shares pursuant to paragraphs (a), (b), (c) and (d) of this Article 127, the remaining assets of the Company available for distribution to members shall be distributed ratably among the holders of outstanding Ordinary Shares and the holders of outstanding Preferred Shares in proportion to the number of outstanding Ordinary Shares held by them (on an as-if-converted basis).

(f)                                   Reserved.

(g)                                  Liquidation on Sale or Merger.  The following events shall be treated as a liquidation under this Article 127 unless waived by the Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the Majority Series B Preferred Shareholders (which shall include Apoletto) and the Majority Series C Preferred Shareholders (each, a “Deemed Liquidation Event”):

(1)                                 any consolidation, amalgamation or merger of the Company or Group Company with or into any other Person or other corporate reorganization or scheme of arrangement, in which the members of the Company or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than fifty percent (50%) of the voting power of Company or any other Group Company immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s or Group Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile or any other Group Company’s domicile;

(2)                                 the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Group Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company or Group Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the entity controlling the surviving entity or the acquiring Person immediately following such transaction;

(3)                                 a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by any Group Company of all or substantially all of the assets of such Group Company, the effect of which is the disposition of all or substantially all of the Group Companies’ assets taken as a whole; or

(4)                                 the exclusive licensing of all or substantially all of the Group Company’s intellectual property to a third party, and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of paragraph (a) through (c) of this Article 127.

(h)                                 In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors, or by a liquidator if one is appointed.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)                                  if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clause (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed.  The Majority Series A-1 Preferred Shareholders, the Majority Series A-2 Preferred Shareholders, the Majority Series B Preferred Shareholders (which shall include Apoletto) and the Majority Series C Preferred Shareholders shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article 127(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

INDEMNITY

128                           To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own gross negligence or willful misconduct.

FINANCIAL YEAR

129                           Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

130                           Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

131                           If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

132                           None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.

PREEMPTIVE RIGHTS

133                           Each of the Preferred Shareholders, VAL and their respective Affiliates to which rights under this Article 133 have been duly assigned in accordance with the Shareholders Agreement (each of the Preferred Shareholders, VAL and their assignees being hereinafter referred to as a “Participation Rights Holder”) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date hereof (the “Right of Participation”).

A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities then held by such Participation Rights Holder, to (b) the total number of Class A Ordinary Shares (assuming full conversion of all convertible securities and full exercise of all options and convertible loans then outstanding, including the conversion of all Preferred Shares) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

“New Securities” shall mean any Preferred Shares, Ordinary Shares or other shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other shares, provided, however, that the term “New Securities” shall not include:

(a)             any Series A Preferred Shares issued under the Series A Preferred Share Purchase Agreement, any Series B Preferred Shares issued under the Series B Preferred Share Purchase Agreement and Series B-2 Preferred Share Purchase Agreement, the Series C-1 Preferred Shares issued under the Series C-1 Preferred Share Purchase Agreements, the Series C-2 Preferred Shares issued under the Series C-2 Preferred Share Purchase Agreement, or any Conversion Shares;

(b)             any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c)              in the aggregate up to 35,456,559 Class A Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved in accordance with Article 19;

(d)             those issued as a dividend or distribution on the Preferred Shares;

(e)              any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved in accordance with Article 19;

(f)               any securities offered in an underwritten registered public offering by the Company, as duly approved in accordance with Article 19;

134                           Procedures for Exercising Preemptive Right.

(a)             First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities.  Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within fifteen (15) Business Days from the date of such First Participation Notice.  If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.

(b)             Second Participation Notice; Oversubscription.  If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (a) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participation Rights Holders who agreed to exercise their Right of Participation (the “Rights Participants”) in accordance with subsection (a) above.  Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase.  Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice.  If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the lesser of (a) the number of the additional New Securities it proposes to purchase; and (b) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Registrable Securities held by each oversubscribing Rights Participant and the denominator of which is the total number of Registrable Securities held by all the oversubscribing Rights

Participants.  Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (b) and the Company shall so notify the Rights Participants within fifteen (15) Business Days from the date of the Second Participation Notice.

(c)              Closing.  If any Participation Rights Holder elects to purchase its Pro Rata Share of the New Securities, then payment for such New Securities shall be made by wire transfer in immediately available funds, against delivery of such New Securities, at a place and time agreed to by the Company and the Participation Rights Holders that have elected to purchase a majority of the New Securities to be purchased; provided that the scheduled time for closing shall not be later than fifteen (15) Business Days following the expiration of the last period during which any Participation Rights Holder may elect to purchase any New Securities (including the New Securities offered under a Second Participation Notice), which may be extended for an additional sixty (60) Business Days in the event any regulatory or governmental approval is required to effect such transaction.

135                           Failure to Exercise.  (i) In the event that none of the Participation Rights Holders exercise the Right of Participation with respect to any New Securities described in the First Participation Notice, after twenty (20) days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell to other third parties the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same terms as specified in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Article 133, 134 and 135.

136                           Corporate Opportunity. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.